Results of a Special Meeting of Shareholders
On November 15, 2005, a Special Meeting of Shareholders was held to:
(1) elect Trustees and (2) approve a new management agreement. The following table provides the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to the matter voted on at the Special Meeting of Shareholders.

1. Election of Trustees*

                                      	  Authority
Nominees:             Votes For      	    Withheld        Abstentions
Lee Abraham           363,970,309.421      12,151,009.270   7,498.080
Jane Dasher           364,159,098.896      11,962,219.795   7,498.080
Richard Hanson        364,145,994.128      11,975,324.563   7,498.080
Paul Hardin           364,043,269.081      12,078,049.610   7,498.080
Roderick Rasmussen    363,954,362.679      12,166,956.012   7,498.080
John Toolan           364,074,892.512      12,046,426.179   7,498.080
Jay Gerken            363,907,661.666      12,213,657.025   7,498.080

2. Approval of New Management Agreement
                                        Votes                    Broker
Item Voted On              Votes For    Against     Abstentions  Non-Votes
New Management Agreement   88,619,392   2,396,708   2,623,978    2,774,217

*Trustees are elected by the shareholders of all of the series of the Trust of which the Fund is a series.